UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 30, 2014

Commission File Number:  000-54014

VistaGen Therapeutics, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

20-5093315
(IRS Employer Identification No.)

343 Allerton Avenue, South San Francisco, California 94080
(Address of principal executive offices)

(650) 577-3600
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2014, VistaGen Therapeutics, Inc., a Nevada corporation (the “Company”), and Platinum Long Term Growth VII, LLC (“Platinum”) entered into Amendment No. 2 to the Amended and Restated Note Conversion Agreement and Warrant Amendment (the “Amendment”) to extend the date by which the Company is able to consummate a Qualified Financing (defined below) from September 30, 2014 to October 31, 2014. Under the Amendment, in the event that, on or before October 31, 2014, the Company either (i) consummates a public common stock financing transaction resulting in gross proceeds to the Company of at least $10.0 million pursuant to an effective registration statement on file with the SEC, or (ii) completes a private equity financing resulting in gross proceeds of at least $36.0 million (each a “Qualified Financing”), Platinum will convert the entire outstanding balance of principal and accrued interest of all Senior Secured Convertible Promissory Notes currently held by Platinum, in the aggregate amount of approximately $4.2 million, into shares of the Company’s equity securities.

The foregoing description of the Amendment and the Amended and Restated Note Conversion Agreement and Warrant Amendment (the “Agreement”) do not purport to be complete, and are qualified in their entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1, and the Agreement attached as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on July 22, 2014, each of which are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VistaGen Therapeutics, Inc.

Date: October 3, 2014	By:	/s/ Shawn K. Singh
Shawn K. Singh
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment No. 2 to Amended and Restated Note Conversion Agreement and Warrant Amendment, by and between VistaGen Therapeutics, Inc. and Platinum Long Term Growth VII, LLC, dated September 30, 2014.